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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------

                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                              INVACARE CORPORATION
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             (Exact name of registrant as specified in its charter)



                 Ohio                                      95-2680965
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)



One Invacare Way, P.O. Box 4028, Elyria, Ohio                 44036
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 (Address of principal executive offices)                   (Zip Code)

If this form relates to the                       If this form relates to the
registration of a class of securities             registration of a class of
pursuant to Section 12(b)of the Exchange Act      securities pursuant to Section
and is effective pursuant to General              12(g)of the exchange Act and
Instruction A. (c), please check the              is effective pursuant to
following box. X                                  General Instruction A.(d),
                                                  please check the following
                                                  box. ___

Securities Act registration statement file number to which this form relates: ________________
               (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class                         Name of each exchange on which
    To be so registered                         each class is to be registered

    Rights to Purchase                          New York Stock Exchange
    Common Shares of Invacare
    Corporation, without par value


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)


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Item 1.     Description of Registrant's Securities to be Registered.

         On July 7, 1995, the Directors of Invacare Corporation (the "Company") declared a dividend distribution of one Right for each outstanding Common Share, without par value (the "Common Shares"), and each outstanding Class B Common Share, without par value (the "Class B Common Shares"), of the Company. The distribution was payable on July 18, 1995 to the shareholders of record on July 18, 1995. Each Right entitles the registered holder to purchase from the Company one-tenth of one Common Share at a price of $16 per one-tenth share (the
"Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated as of July 7, 1995 (the "Rights Agreement"), between the Company and National City Bank, as Rights Agent (the "Rights Agent").

         Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 30% or more of the outstanding voting power of the Company or (ii) 10 days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer for 30% or more of the outstanding voting power of the Company (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share or Class B Common Share certificates outstanding as of July 18, 1995, by such Common Share or Class B Common Share certificate and, with respect to Common Shares or Class B Common Shares thereafter issued (prior to the Expiration or Final Expiration Date) by the certificates for such Common Shares or Class B Common Shares. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares and Class B Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share or Class B Common Share certificates issued after July 18, 1995 upon a transfer or new issuance of the Common Shares or Class B Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares or Class B Common Shares outstanding as of July 18, 1995 or thereafter issued prior to the Distribution Date, will also constitute the transfer of the Rights associated with the Common Shares or Class B Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares or Class B Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on July 7, 2005, unless earlier redeemed by the Company as described below.

         The Purchase Price payable, and the number of Common Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Shares or Class B Common Shares, (ii) upon the grant to holders of the Common Shares or Class B Common Shares of certain rights or warrants to subscribe for Common Shares or convertible securities at less than the current market price of the Common Shares, or (iii) upon the distribution to holders of the Common Shares or Class B Common Shares of evidences of indebtedness or assets
(excluding regular quarterly cash dividends on Common Shares or Class B Common Shares and excluding dividends paid in Common Shares or Class B Common Shares) or of subscription rights or warrants (other than those referred to above).

         In the event that the Company is acquired by an Acquiring Person in a merger or other business combination transaction or 50% or more of its assets or earning power are sold to an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person after the date upon which the Acquiring Person became such (which will thereafter be void), shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock (or, under certain circumstances,

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an economically  equivalent security or securities) of the surviving,  resulting or acquiring person that at the time of such transaction would have a market value of two times the exercise price of the Right. In the event that an Acquiring Person merges into the Company and the Common Shares are not changed or exchanged, or in the event that an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, proper provision shall be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person after the date upon which the Acquiring Person became such (which will thereafter be void), will thereafter have the right to receive upon exercise thereof at the then current exercise price of the Right, that number of Common Shares having a market value of two times the exercise price of the Right.

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading date prior to the date of exercise.

         At any time prior to such time as any person becomes an Acquiring Person, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right, subject to adjustment (the "Redemption Price"). Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. The Company shall give notice of such redemption to the holders of the then outstanding Rights by mailing such notice to all holders at their last addresses as they appear on the Registry Books of the Rights Agent.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

         As of June 16, 1999 there were 28,622,060 Common Shares and 1,432,599 Class B Common Shares outstanding. The Company will reserve for issuance upon exercise of the Rights one-tenth of the aggregate number of Common Shares and Class B Common Shares that are issued and reserved for issuance at any time.

         The form of Rights Agreement specifying the terms of the Rights, which includes as Exhibit A the form of Right Certificate are incorporated herein by reference. The foregoing description of the Rights is qualified by reference to the Rights Agreement, including Exhibit A thereto.




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Item 2.   Exhibits.


Exhibit No.              Description

1. Rights Agreement between Invacare Corporation and Rights Agent, dated as of July 7, 1995 (1)

2.       Form of Right Certificate (Exhibit A to the Rights Agreement) (1)


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(1)      Incorporated herein by reference to Exhibit 1 to the Company's
         Registration Statement on Form 8-A, filed on July 25, 1995
         (SEC File No.  001-11521).




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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                                    INVACARE CORPORATION



Date: June 17, 1999                          By:        / S / Thomas R. Miklich
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                                                     Thomas R. Miklich,
                                                     Chief Financial Officer,
                                                     General Counsel, Treasurer
                                                     and Corporate Secretary